P a g e 1 | 4 May 29, 2026 John Fortson johnfortson@rocketmail.com Dear John, On behalf of Dentsply Sirona, I am pleased to offer you the role of Executive Vice President & Chief Financial Officer. In this role, you will report to Dan Scavilla, our Chief Executive Officer. Your anticipated start date is on or about June 29, 2026, based on meeting your current employer notice period commitments. We feel strongly that you are the right person for this job. You have great experience and will fit in well with our executive team. The material terms covering compensation and benefits are listed below: Compensation: Base Salary: Your annual salary will be $780,000 payable bi-weekly at a rate of $30,000, in accordance required by law. Annual Incentive: You will be eligible to participate in the Dentsply Sirona Annual Incentive Plan (AIP) according to its terms, as amended from time to time at the sole discretion of the Company. The plan is designed to encourage achievement of important business objectives. Your target annual incentive payout under the AIP will be 85% of base salary. Your incentive payout for 2026 will be prorated based on your employment start date. Payouts will be made as soon as practicable after the end of the applicable performance period and no later than the end of the second fiscal quarter following the performance period to which the payments relate. Bonuses are awarded in accordance with the provisions in the plan document which will be provided to you. Sign-on Cash Payment: In consideration of forfeited incentive and retention cash compensation from your prior employer, you will receive a cash payment in the amount of $500,000 payable in the first pay period in February 2027. If your employment ceases for any reason other than involuntary, not for cause termination within 12 months of your employment start date, you will be required to repay this amount within 45 days of termination. Annual Equity Award: You will be eligible for an annual equity award with a target expected value of $2,500,000 Your first annual grant will be issued commencing in 2027 with a grant date of -K. All equity awards and amounts are subject to the sole and absolute discretion of the Compensation and Human Capital Committee and/or the Chief Executive Officer. Your 2027 grant will be issued in a mix of equity vehicles consistent with the other members of the Management Committee as approved by the Committee in their February 2027 meeting. Refer to the Company's 2024 Omnibus Incentive Plan for detailed information regarding equity treatment upon termination of employment.

- ***Sign-on Equity Award:*** In consideration of forfeited unvested equity from your prior employer, you will be eligible for a sign-on equity award with a target grant date value of $700,000 ("LTI Award"). The grant date will be on the second trading day after your employment start date; provided, however, that if such grant date is not within an open window period pursuant to the Company's Insider Trading Policy, the grant date shall instead be the second trading day after the date of the filing of the Company's next periodic report on Form 10-Q following the applicable employment start date. Your sign-on equity award will be awarded 60% in the form of premium stock options with three-year ratable vesting, and 40% in the form of RSUs with three-year ratable vesting. All equity awards and amounts are subject to the sole and absolute discretion of the Compensation and Human Capital Committee and/or the Chief Executive Officer. Refer to the Company's 2024 Omnibus Incentive Plan for detailed information regarding equity treatment upon termination of employment.

Benefits:

- ***Paid Time Off***: As a full-time, exempt employee, you will be eligible for Flexible Time Off (FTO) upon your hire date in addition to five (5) days of unscheduled paid time off (UPTO). Under the Company's FTO Policy, employees do not accrue time off but instead have flexibility to take time off as needed for vacation or personal reasons (subject to your manager's approval).

- ***Health and Welfare Benefits***: You are eligible to participate in our excellent benefits program, which includes medical, dental and vision coverage as well as company-provided disability and life insurance. These benefits are effective the first of the month following your hire date in the U.S. In addition, we offer an excellent 401(k) plan with company match, of which details will be provided.

- ***Executive Health Benefit***: You are eligible to participate in our executive health benefit which includes a comprehensive executive health examination once per year and concierge health services (24/7 access to physician network and care team) through Atrium Health.

- ***Executive Financial Planning Benefit***: You are eligible to participate in our executive financial planning benefit which includes compensation optimization for equity awards, tax planning and preparation, estate planning, risk management and insurance planning, investment planning and retirement planning.

- ***Supplemental Savings Plan***: Dentsply Sirona offers eligible employees the opportunity to participate in our Dentsply Sirona Supplemental Savings Plan (DSSSP). This non-qualified plan can build significant tax-advantaged savings over time through compensation deferral. The Plan is designed to provide a way for eligible employees to accumulate pre-tax savings for retirement and other lifetime needs beyond the statutory limits applicable to the 401(k) plan.

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Document Name: John Fortson Offer Letter .pdf Transaction ID: CBJCHBCAABAAZrwXVwQu8J-LLwyFeHfC-2_wXqRFgQjt

P a g e 3 | 4 Supplemental Executive Retirement Plan: Supplemental Executive Retirement Plan (SERP). The purpose of the SERP is to provide additional retirement benefits for a limited group of management employees. The SERP, including the administration of the plan and the associated contributions, are subject to the sole and absolute discretion of the Compensation and Human Capital Committee of the Board of Directors. Severance: You will be covered under our Key Employee Severance Benefits Plan and our Key Employee Change of Control Severance Benefits Plan which provide for enhanced benefits to direct reports of the CEO in the case of either a Change In Control or a not-for-cause involuntary termination. Relocation: You are also eligible for relocation benefits under the terms of our U.S. Domestic Executive specifics of your relocation package. You will be provided a separate relocation agreement letter that outlines the benefits, terms, and conditions of your relocation. Your potential 2-stage move is covered as part of this offer: 1. Move to an apartment near the office upon hire and 2. If you choose to purchase a home in Charlotte within 2 years of the start date, the relocation assistance associated with that move will also be covered. Nothing in this offer letter or any prior or subsequent communication to you shall in any way create an expressed or implied employment contract with you for a specific term. Rather, your employment with Dentsply Sirona is and will be at the will of the Company, and you, in turn, may likewise leave your employment with Dentsply Sirona at any time. Attached is the Dentsply Sirona Inc. Confidentiality and Non-Competition Agreement which is an integral part of this offer of employment. To accept this offer, you must also agree to the conditions of the Confidentiality and Non-Competition Agreement by signing and returning that Agreement to the Company before your employment begins. Your agreement and signature on this offer letter will initiate the next steps in the process. Once we receive the signed document, you will receive instructions regarding the background check and the substance abuse testing requirements. The above offer is contingent on your ability to perform the essential functions of the job with or without reasonable accommodations, satisfactory results of a pre-employment background check and drug screen, and verification of your credentials and your employment eligibility. It is also contingent on (1) the completion of the assessment readout without any material issues identified, and (2) formal Board ratification of his Congratulations on your offer, we are excited to have you join the team. We have every confidence that you will make a significant contribution to the ongoing success of Dentsply Sirona, and we look forward to working with you.

P a g e 4 | 4 If you have any questions, please feel free to contact me. Sincerely, Andrea Frohning Senior VP and Chief Human Resources Officer Accepted by:_________________________________ Date: _______________________________________